Exhibit 5.1

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January 24, 2011
Board of Directors
Inovio Pharmaceuticals, Inc.
1787 Sentry Parkway West
Building 18, Suite 400
Blue Bell, Pennsylvania 19422

Re:	Inovio Pharmaceuticals, Inc. (the “Corporation”) Form S-3 (Registration File No. 333-160123) (the “Registration Statement”)
Gentlemen:
     We have acted as special counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement, relating to the proposed public offering by the Corporation (the “Offering”) of (i) 21,130,400 shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of the Corporation, (ii) warrants to purchase up to 10,565,200 shares of Common Stock evidenced by Warrants to Purchase Common Stock (the “Warrants”) in the form filed by the Corporation as Exhibit 4.1 to its Current Report on Form 8-K on January 24, 2011, and (iii) up to 10,565,200 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).
     The Shares and the Warrants are being offered and sold in units (the “Units”), each Unit consisting of (i) one share of Common Stock and (ii) a Warrant to purchase 0.5 of one share of Common Stock, in accordance with the Placement Agent Agreement dated January 24, 2011 between the Corporation and Roth Capital Partners, LLC (the “Placement Agent Agreement”) and the Investor Purchase Agreements (the “Investor Purchase Agreements”) in the form filed by the Corporation as Exhibit 10.1 to its Current Report on Form 8-K on January 24, 2011, between the Corporation and the purchasers of the Units.
     As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement and the Placement Agent Agreement.

Duane Morris llp

30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Board of Directors Inovio Pharmaceuticals, Inc. January 24, 2011 Page 2
     For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:
     a. The Placement Agent Agreement;
     b. The form of Investor Purchase Agreement;
     c. The form of Warrant;
     b. The Certificate of Incorporation of the Company, as amended certified by the Secretary of State of the State of Delaware;
     c. The By-laws of the Company, as amended to date;
     d. Resolutions of the Board of Directors of the Company, as attested by the Secretary of the Company.
     We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.
     In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.
     Based upon the foregoing, we are of the opinion that
     1. The issuance of the Shares pursuant to the terms of the Placement Agent Agreement against receipt by the Corporation of the consideration for the Units as specified in the Placement Agent Agreement and the respective Investor Purchase Agreements will result in the Shares being legally issued, fully paid and non-assessable.

Board of Directors Inovio Pharmaceuticals, Inc. January 24, 2011 Page 3
     2. The issuance of the Warrants pursuant to the terms of the Placement Agent Agreement against receipt by the Corporation of the consideration for the Units as specified in the Placement Agent Agreement and the respective Investor Purchase Agreements, following the execution and delivery of the Warrants by the Corporation, will result in the Warrants being legally issued, fully paid and non-assessable.
     3. The issuance of the Warrant Shares upon exercise of the Warrants duly effected in accordance with the terms thereof, including payment of the exercise price thereof, will result in the Warrant Shares being legally issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.
     The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.
     Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,
/s/ Duane Morris LLP
JWK/